Exhibit 15.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF Play Company

References to the “Play Company” refer to Play Company Co., Ltd. The following discussion and analysis of Play Company’s financial condition and results of operations should be read in conjunction with (in each case, included elsewhere herein): Play Company’s audited financial statements as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022 (and related notes). Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Business Overview

Play Company Co., Ltd. (“Play Company”) sells its entertainment content and services and food and beverage products, as well as licenses its intellectual property in the food and beverage business. Play Company offers made-to-order services to plan projects, design merchandise and deliver customized products to its customers who are primarily music talent agencies that work with K-Pop artists, and operates a retail bakery-café business and franchising business under the concept names “Our Bakery”. As of December 31, 2024, retail operations consist of 13 Company-owned bakery-cafes and 19 franchise-operated bakery-cafes located in South Korea and China. Accordingly, Play Company has identified two operating segments for which Play Company’s management reviews discrete financial information as it makes decisions about its business – Content and Food and Beverage.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), expressed in Korean Won.

Key Components of Statement of Operations

Play Company’s reporting currency is the Korean Won and its operating results and cash flows have been translated to U.S. dollar using the following exchange rates that represent the average daily rate in place for the respective period:

●	At the period exchange rate as of December 31, 2024 of US$1.00 to KRW1,477.86 for the balance sheet;

●	At the average exchange rate for the year ended December 31, 2024 of US$1.00 to KRW1,363.44 for the statements of operations and cash flow;

●	At the average exchange rate for the year ended December 31, 2023 of US$1.00 to KRW 1,306.76 for the statements of operations and cash flow;

Results of Operations

A summary of Play Company’s operating results as translated to the U.S. dollar prepared under IFRS is as follows:

Comparison of Years Ended December 31, 2024 and 2023

	Year Ended December 31, 2024			Year Ended December 31, 2023
	(In millions of Korean won and US dollar)
Income Statement:
Revenues	₩	43,010	$31,545,495	₩	67,481	$51,640,054
Cost of sales		(41,912)	(30,739,899)		(60,837)	(46,555,654)
Gross profit		1,098	805,596		6,644	5,084,400
Operating expenses		(4,605)	(3,377,691)		(3,147)	(2,408,011)
Operating income(loss)		(3,507)	(2,572,095)		3,497	2,676,389
Other income (expense)		(805)	(590,384)		56	42,647
Profit(Loss) before taxes		(4,312)	(3,162,479)		3,553	2,719,036
Income tax benefit (expense)		754	552,757		(761)	(582,186)
Net income(loss)	₩	(3,558)	$(2,609,722)	₩	2,792	$2,136,850

For the year ended December 31, 2024 and 2023, Play Company’s operating income was driven by its content segment, which realized revenues totaling Korean Won 28,380 million ($20.8 million) and Korean Won 49,772 million ($38.1 million), respectively, and its food and beverage segment, which realized revenues of Korean Won 14,630 million ($10.7 million) and Korean Won 17,709 million ($13.6 million), respectively.

The operating result for the year ended December 31, 2024 represents only 33.8% of Play Company’s forecasted revenue of Korean Won 127.4 billion for the financial year of 2024 and also marks a 36.3% decline year-over-year compared to Korean Won 67.5 billion of revenues for the year ended December 31, 2023. This relatively low performance is largely attributable to (i) unexpected delays in some of the merchandising projects previously planned for the year and (ii) slower-than-expected progress in developing new business opportunities, among other factors.

The operating result for the year ended December 31, 2024 represents only 33.8% of Play Company’s forecasted revenue of Korean Won 127.4 billion for the financial year of 2024 and also marks a 36.3% decline year-over-year compared to Korean Won 67.5 billion of revenues for the year ended December 31, 2023. This relatively low performance is largely attributable to (i) unexpected delays in some of the merchandising projects previously planned for the year and (ii) slower-than-expected progress in developing new business opportunities, among other factors.

(i) Unexpectedly delayed projects: As stated within this document, Play Company entered into a new business agreement with SM Entertainment in December 2023 and has been developing new merchandise projects for K-Pop artists from SM Entertainment. Since this is the first year of business cooperation between Play Company and SM Entertainment, the two companies needed to work closely to align their teamwork. As a result, several projects that were initially planned for release in the first half of the year have been adjusted, revised and delayed to ensure quality improvements. The first merchandise project for a top-tier K-pop artist under SM Entertainment’s management, Aespa, was released in the first quarter of 2025. This project generated approximately Korean Won 1.8 billion in revenue and is comparable to that of previous projects involving other top-tier K-pop artists under HYBE. Play Company is currently focusing on releasing the delayed projects according to the revised schedule, aiming to generate substantial revenue in 2025.

(ii) New business development: As stated in this document, Play Company has been preparing for several new business opportunities to offset the anticipated decline in HYBE-related revenues in 2024. These opportunities include expanding from K-pop artists to a broader range of artists, including actors and virtual artists, and diversifying its merchandise offerings, such as light sticks and other concert-related collectibles. During the year ended December 31, 2024, Play Company developed and released merchandise for the fan meeting of Korean male actor Byun Woo-seok, the lead cast in the Korean drama "Lovely Runner." This project resulted in a significant achievement and led to new opportunities in Play Company’s core business areas. The slower-than-expected progress in developing these opportunities contributed to the relatively low performance in the year ended December 31, 2024. However, Play Company is currently investing substantial effort and resources to launch these new business initiatives, aiming to generate meaningful revenue in 2025.

Play Company is actively implementing strategies to address and overcome the current challenges, as mentioned above. Play Company, however, runs the risk of generating annual results that fall short of forecasted revenue if it (i) encounters further delays or cancellations of its merchandising projects rescheduled due to internal decisions made by artist agencies, (ii) fails to distribute and sell the expected quantities of its merchandises, or (iii) experiences further delays or setbacks in the development of its new business opportunities. Acknowledging this risk, we have been closely cooperating with and supporting the executive management of Play Company to meet its forecasted revenue for the financial year of 2025.

Play Company’s gross profit has decreased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 5,546 million ($4.3 million), or 83.5%, corresponding to a decrease in revenue of Korean Won 24,471 million ($20.1 million), or 36.3%. This is primarily attributable to a group of projects associated with a K-pop boybands, which generated Korean Won 595 million ($0.4 million) and Korean Won 16,040 million ($12.3 million) for the years ended December 31, 2024 and 2023, respectively, as these projects were completed early in 2024. For the year ended December 31, 2024 and 2023, three of Play Company’s customers account for 27.4% and 60.0%, respectively, of total content segment revenue and 41.5% and 81.4%, respectively, of total Play Company revenue.

For the year ended December 31, 2024 and 2023, Play Company’s operating expenses are primarily driven by payroll and payroll related costs of Korean Won 2,006 million ($1.5 million) and Korean Won 2,118 million ($1.6 million), respectively. Additional components of operating expenses consisted of bad debt expenses of Korean Won 297 million ($0.2 million) and Korean Won 172 million ($0.1 million), respectively, depreciation expense of Korean Won 679 million ($0.5 million) and Korean Won 649 million ($0.4 million), respectively, losses on disposal of property, plant and equipment of Korean Won 324 million ($0.2 million) and Korean Won 31 million (less than $0.1 million), respectively, impairment losses on property, plant and equipment of Korean Won 965 million ($0.7 million) and Korean Won 2 million (less than $0.1 million), respectively, and other administrative costs of Korean Won 335 million ($0.2 million) and Korean Won 175 million ($0.2 million) respectively, for the years ended December 31, 2024 and 2023.

Play Company’s operating expenses increased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 1,458 million ($1.0 million), or 46.3%.This is primarily attributable to an increase in bad debt expenses of Korean Won 126 million ($0.1 million), losses on the disposal of property, plant and equipment of Korean Won 293 million ($0.2 million) and an increase in impairment loss on property, plant and equipment of Korean Won 962 million ($0.7 million).

For the year ended December 31, 2024, Play Company has executed only a partial number of targeted projects in 2024 due to unexpected delays in launching the projects as decided by some customers, although Play Company had more than enough production capacity.

Play Company’s cost of sales is closely related to the revenues generated because Play Company’s cost of sales primarily consist of costs incurred in connection with the manufacturing of the video merchandises. Therefore, the related manufacturing costs correlatedly decrease if the revenue declines.

For the years ended December 31, 2024 and 2023, Play Company’s other income (expense) is comprised of

●	finance income of $0.4 million and $1.3 million, respectively, primarily attributable to gains on foreign currency translation of less than $0.1 million and $0.3 million, respectively, gains on foreign currency transactions of less than $0.1 million and $0.2 million, respectively. Interest income earned from interest bearing notes and accounts was $0.2 million and $0.3 million, respectively. Gains on disposal of financial instruments of $0.5 million of was recognized for the year ended December 31, 2023 that did not recur for the year ended December 31, 2024.

●	finance costs of $1.0 million and $1.3 million, respectively, primarily attributable to interest expense relating to lease liabilities of $0.9 and $1.1 million, respectively, and losses on foreign currency transactions of less than $0.1 million and $0.2 million, respectively.

Cash Flow:

A summary of Play Company’s operating, investing, and financing cash flows prepared under IFRS is as follows:

Comparison of Years Ended December 31, 2024 and 2023

	Year Ended December 31, 2024			Year Ended December 31, 2023
	(In millions of Korean won and US dollar)
Net cash provided by (used in)
Operating activities	₩	(2,857)	$(2,095,561)	₩	(8,378)	$(6,410,933)
Investing activities		(361)	(264,799)		(1,790)	(1,369,862)
Financing activities		(1,287)	(944,212)		(12,190)	(9,328,274)
Effect of exchange rates on cash		71	51,721		362	276,657
Net change in cash and cash equivalents	₩	(4,434)	$(3,252,851)	₩	(21,996)	$(16,832,412)

Play Company’s cash flows used in operating activities decreased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 5,521 million ($4 million). This is primarily attributable to a decrease in payments for trade payables of Korean Won 21,788 million ($16.7 million) and in prepaid expenses of Korean Won 2,733 million ($2.1 million), offset by a decrease in net income of Korean Won 6,351 million ($4.7 million) and a decrease in collections of trade receivables of Korean Won 10,616 million ($8.0 million) for the year ended December 31, 2024.

Operational cash flow reflects the similar trend of fluctuation of revenue and operating expenses.

Play Company’s cash flows used in investing activities decreased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 1,429 million ($1.1 million). This is primarily attributable to an increase in proceeds from loans of Korean Won 4,221 million ($3.2 million) and a decrease in cash outflows from payments made for the acquisition of property, plant and equipment of Korean Won 676 million ($0.5 million), partially offset by a decrease in cash inflows from the disposal of other financial assets of Korean Won 3,801 million ($2.9 million).

Play Company’s cash flows used in financing activities decreased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 10,903 million ($8.4 million) and primarily relates to the acquisition of treasury shares for the year ended December 31, 2023.

Liquidity and Capital Resources:

Anseilen incurred a loss of Korean Won 248,885 thousand ($ 168,488) for the year ended December 31, 2024, and had net total deficit of Korean Won 596,517 thousand ($ 403,824) as of December 31, 2024. Anseilen acknowledges that there is a risk that the quantum and timing of cash flows sufficient to sustain operations may not be achievable and that management forecasts regarding cash flow from operations may prove inaccurate. The continuation of Anseilen’s activities is dependent on the availability of adequate financial support. Anseilen has stated that these conditions indicate that a material uncertainty exists that may cast significant doubt on the Company’s ability to continue as a going concern.

Historically, Play Company’s sources of liquidity have been cash flows from the issuance of common stock and the generation of net income. As of December 31, 2024, Play Company had an aggregate cash balance of Korean Won 4,151 million ($2,808,501) and net working capital deficit of Korean Won 6,809 million ($4,607,395).

Play Company intends to operate with its current cash on hand and the profits it anticipates earning in the future. Play Company intends to expand its current business operations, including providing additional offerings such as obtaining intellectual property rights and expand its international footprint. Play Company may need to borrow money or sell equity to finance its operations and planned growth.

Play Company’s future capital requirements will depend on many factors, including its revenue growth rate, potential acquisitions, the timing and extent of spending to support future sales and marketing efforts. In order to finance these opportunities, Play Company may need to raise additional financing. While there can be no assurances, if additional capital is required, Play Company intends to raise such capital through operations or additional issuances of equity. If additional financing is required from outside sources, Play Company may not be able to raise it on terms acceptable to it or at all. If Play Company is unable to raise additional capital when desired, Play Company’s business, results of operations and financial condition would be materially and adversely affected.

Related Parties

The related parties of Play Company’s comprise key management personnel and entities controlled by or affiliated with key management personnel. As of December 31, 2024, Play Company entered into revenue and purchase agreement with related parties. Under the agreements, total gross revenue of approximately Korean Won 8,856 million ($6.5 million).

As of December 31, 2024, Korean Won 1,116 million ($0.8 million) of accounts payable and Korean Won 2,790 million ($1.9 million) of borrowings are outstanding as Play Company entered into the agreements for acquisition of treasury stock and borrowing with Chief Executive Officer for the year ended As of December 31, 2024. Play Company is provided guarantees for the borrowings obtained from financial institutions by Chief Executive Officer.

See Related Parties under Note 32 in the notes to the consolidated financial statement for the year ended December 31, 2024, 2023 and 2022 for more information about transactions entered into with related parties.

Off-Balance Sheet Arrangements

During the period presented, Play Company did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Estimates

Play Company’s consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB. The preparation of these financial statements requires Play Company to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date, as well as the reported expenses incurred during the reporting period. Management bases its estimates on historical experience and in various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying value of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to Play Company’s consolidated financial statements.

Play Company believes the accounting policies discussed in the notes to Play Company’s consolidated financial statements are critical to understanding Play Company’s historical and future performance, as these policies relate to more significant areas involving management’s judgments and estimates.

See Summary of Material Accounting Policies under Note 5 in the notes to the consolidated financial statements for the years ended December 31, 2024, 2023 and 2022 for more information about Play Company’s material accounting policies.

Impairment assessment on CGU

Play Company estimates the recoverable amount of an individual asset, and if it is impossible to measure the individual recoverable amount of an asset, Play Company estimates the recoverable amount of cash-generating unit (“CGU”). The value in use is estimated by applying a weighted average cost of capital that reflects current market assessments of the time value of money and the risks specific to the asset or CGU for which estimated future cash flows have not been adjusted, to the estimated future cash flows expected to be generated by the asset or CGU.

As of December 31, 2024 and 2023, Play Company performed impairment test for Food and Beverages operating segment. Play Company identifies each of bakery-cafés as CGU. As the individual CGUs are tested for impairment at the same time as the group of CGUs containing the goodwill, Play Company tested the individual CGUs for impairment before the group of CGUs is tested.

The recoverable amount of each CGU is determined based on its value in use. Value in use is calculated using the estimated cash flow based on 5-year business plan approved by management. The estimated revenue and operating expenditures on Play Company’s products used in the forecast was determined considering external sources and Play Company’s experience. Management estimated the future cash flows based on its past performance and forecasts on consumer inflation rate. The key assumptions used in the estimation of value in use for Food and Beverages CGU include revenue and operating expenditures for the forecast period, growth rates for subsequent years (“terminal growth rate”), and discount rate. Terminal growth rate and the discount rate used in the estimation of value in use are as follows

	Weighted average cost of capital	Terminal growth rate
2024	9.6%	1.0%
2023	10.7%	1.0%

The discount rate was calculated using the weighted average cost of equity capital and debt and the beta of equity capital was calculated as the average of four Korean listed companies in the same industry and Play Company. Cost of debt was calculated using the yield rate of non-guaranteed corporate bond considering Play Company’s credit rating and debt ratio was determined using the average of the debt ratios of the four Korean listed companies in the same industry and Play Company. Play Company calculates the value in use of Food and Beverages CGU using post-tax cash flows and a post-tax discount rate.

As a result of the impairment test for goodwill for groups of Food and Beverages CGUs, the recoverable amount exceeded its carrying amount by Korean Won 2,524 million in 2024. Korean Won 4,779 million in 2023 and 6,576 million in 2022 ($4.4 million in 2024, $3.2 million in 2023 and $1.7 million in 2022). The recoverable amount exceeded its carrying amount accounts 13.3% of the amount of value in use (2023: 18.9%, 2022: 24.9%). The value in use determined for this CGU is sensitive to the discount rate and terminal growth rate used in the discounted cash flow model.

Quantitative and Qualitative Disclosures about Market Risk

Play Company’s operating activities expose itself to a variety of financial risks: market risk, credit risk and liquidity risk from which Play Company’s risk management program focuses on minimizing any adverse effects on its financial performance. Play Company operates financial risk management policies and programs that closely monitor and respond to each risk factor.

See Summary of Play Company’s financial risk management under Note 27 in the notes to the consolidated financial statements for the years ended December 31, 2024, 2023 and 2022 for more information.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the IASB or other standard setting bodies that are adopted by use as of the specified effective date. Unless otherwise discussed, Play Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on Play Company’s consolidated financial position or results of operations under adoption.

See Recent Accounting Pronouncements issued, not yet adopted under Note 5 Material accounting policies in the notes to the consolidated financial statement for the years ended December 31, 2024, 2023 and 2022 for more information about recent accounting pronouncements, the timing of their adoption and Play Company’s assessment, to the extent Play Company has made one, of their potential impact on Play Company’s consolidated financial condition and results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SOLAIRE

References to the “Solaire” refer to Solaire Partners, LLC. The following discussion and analysis of Solaire’s financial condition and results of operations should be read in conjunction with (in each case, included elsewhere herein): (i) Solaire’s audited financial statements as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 (and related notes). Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Business Overview

Solaire Partners, LLC (“Solaire”) is a content-specialized private equity firm based in Korea that invests in movies, dramas, and content companies since 2017. It is led by their CEO, Pyeungho Choi and Solaire’s team of content and finance experts with extensive experience in the entertainment industry. Solaire follows a disciplined project selection process, followed by a thorough hands-on, value add approach to investments. It monitors, reviews and shapes marketing and distribution strategy (teaser, poster, setting release date, distribution), scenario development, and participates in the casting of a project. Solaire has invested in some of the highest-grossing films out of Korea. It has also invested in entertainment tech companies that digitize.

Among its distinctions, it has created Korea’s first and only movie investment fund based on proprietary movie data. The fund invests to capture the returns of the broad segment of Korean commercial movies. Solaire has invested over $138 million in over 200 content projects in the last five years. Solaire has received distinctions from the Korean government as one of the leading venture capitalist firms in the cultural content sector and has secured the investments from some of the largest financial institutions in Korea such as Samsung Securities, Industrial Bank of Korea that have started to invest in the movie industry.

The revenues of Solaire would account for approximately 1.8% of New K Enter’s total revenues in 2023 on a pro forma basis. Solaire derives revenues through a management fee (around 1%) on the amount invested. Solaire expect its share of total New K Enter revenues to remain at these levels.

Solaire’s priority includes helping K Enter extend the investment scope from films to TV series and other formats of content including webtoons and animation and expanding K Enter’s business globally.

Solaire’s distinctiveness stems from the fact that its all members have a various experience in contents investment and also possess finance capabilities. This combination allows Solaire to approach investments in the content industry with a deeper understanding of the creative and artistic aspects, rather than solely focusing on the financial aspects of a project. In addition, due to their extensive experience and expertise in the content industry, Solaire has built a strong network in this industry. Strong relationships with influential producers and directors have allowed it to become the anchor investor in acclaimed movies such as “Parasite” and “Decision to Leave.” This showcases their ability to identify and support promising projects and talent.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), expressed in Korean Won.

Key Components of Statement of Operations

Solaire’s reporting currency is the Korean Won and its operating results and cash flows have been translated to U.S. dollar using the following exchange rates that represent the average daily rate in place for the respective period:

●	At the period exchange rate as of December 31, 2024 of US$1.00 to KRW1,477.86 for the balance sheet;

●	At the average exchange rate for the year ended December 31, 2024 of US$1.00 to KRW1,363.44 for the statements of operations and cash flow;

●	At the average exchange rate for the year ended December 31, 2023 of US$1.00 to KRW 1,306.76 for the statements of operations and cash flow;

Results of Operations

A summary of Solaire’s operating results is as follows:

Comparison of Year Ended December 31, 2024 and 2023

	Year Ended December 31, 2024			Year Ended December 31, 2023
	(In millions of Korean won and US dollar)
Income Statement:
Revenues	₩	1,424	$1,044,534	₩	1,716	$1,313,449
Cost of sales		(83)	(61,014)		(146)	(111,904)
Gross profit		1,341	983,520		1,570	1,201,545
Operating expenses		(1,532)	(1,123,640)		(1,755)	(1,343,224)
Operating income		(191)	(140,120)		(185)	(141,679)
Other income (expense)		76	56,059		(77)	(58,604)
Loss before taxes		(115)	(84,061)		(262)	(200,283)
Income tax expense		(68)	(49,724)		(39)	(30,264)
Net income	₩	(183)	$(133,785)	₩	(301)	$(230,547)

For the year ended December 31, 2024 and 2023, Solaire’s operating income was driven by its content investment segment, which realized revenues totaling Korean Won 1,424 million ($1,044,534) and Korean Won 1,716 million ($1,313,450), respectively.

Solaire’s gross profit has decreased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 229 million ($218,025), or 14.6% corresponding to a decrease in revenue of Korean Won 292 million ($268,916), or 17.0%. This is attributable to a decrease in investment management revenue resulting from investment funds that were liquidated in September 2024. For the year ended December 31, 2024 and 2023, four of Solaire’s customers account for 100% and 100% of total Solaire revenue, respectively.

For the year ended December 31, 2024 and 2023, Solaire’s operating expenses are primarily driven by payroll and payroll related costs, commissions expenses, share-based payments for both periods presented.

Solaire’s operating expenses decreased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 223 million ($219,584), or 12.7%. This is primarily attributable to an increase in payroll and payroll related costs of Korean Won 263 million ($169,754) associated with an increased average salary of the management, a decrease in commission expenses of Korean Won 20 million ($17,082) associated with the development of software, and a decrease in share-based payments of Korean Won 421 million ($322,365) associated with the shares transferred to the employees that was held by Solaire Partners’ largest shareholder during the year ended December 31, 2023.

Cash Flows

A summary of Solaire’ operating, investing, and financing cash flows is as follows:

Comparison of Year Ended December 31, 2024 and 2023

	Year Ended December 31, 2024			Year Ended December 31, 2023
	(In millions of Korean won and US dollar)
Net cash provided by (used in)
Operating activities	₩	(511)	$(374,580)	₩	417	$319,212
Investing activities	₩	101	$74,052	₩	(115)	$(88,447)
Financing activities	₩	67	$49,294	₩	(31)	$(23,435)
Net change in cash and cash equivalents	₩	(343)	$(251,234)	₩	271	$207,330

Solaire’s net cash flows used in operating activities for the year ended December 31, 2024 was Korean Won 511 million ($374,580), compared to Korean Won 417 million ($319,212) of net cash flows provided by operating activities for the year ended December 31, 2023. This is primarily attributable to an increase in Solaire’s income tax paid by Korean Won 18 million ($13,240), a decrease in share-based payments of Korean Won 421 million ($322,365), a decrease in project investment assets of Korean Won 220 million ($162,143), and a decrease in contract assets of Korean Won 149 million ($105,564) during the year ended December 31, 2024.

Solaire’s net cash flows provided by investing activities for the year ended December 31, 2024 was Korean Won 101 million ($74,052), compared to Korean Won 116 million ($88,447) of net cash flows used in investing activities for the year ended December 31, 2023. This is primarily attributable to a decrease in leasehold deposit of Korean Won 65 million ($47,674) and a decrease in payment made for leasehold deposit of Korean Won 150 million ($114,788).

Solaire’s net cash flows provided by financing activities for the year ended December 31, 2024 was Korean Won 67 million ($49,294), compared to Korean Won 31 million ($23,435) of net cash flows used in financing activities for the year ended December 31, 2023. This is primarily attributable to an increase in short-term borrowings of Korean Won 207 million ($152,069), partially offset by security deposits received during the year ended December 31, 2023, which did not recur in the year ended December 31, 2024.

Liquidity and Capital Resources

Historically, Solaire’s sources of liquidity have been cash flows from fundraising and the generation of net income. As of December 31, 2024, Solaire had an aggregate cash balance of Korean Won 0.4 million ($240) and net working capital of Korean Won 314 million ($212,382).

Solaire intends to operate with its current cash on hand and the profits it anticipates earning in the future. Solaire intends to expand it current business operations through oversea fund raising and exploit investment opportunities to scale up its profit. Solaire may need to borrow money or sell equity to finance its operations and planned growth.

Solaire’s future capital requirements will depend on many factors, including its revenue growth rate, potential acquisitions, the timing and extent of spending to support future sales and marketing efforts. In order to finance these opportunities, Solaire may need to raise additional financing. While there can be no assurances, if additional capital is required, Solaire intends to raise such capital through operations or additional issuances of equity. If additional financing is required from outside sources, Solaire may not be able to raise it on terms acceptable to it or at all. If Solaire is unable to raise additional capital when desired, Solaire’s business, results of operations and financial condition would be materially and adversely affected.

Related Parties

The related parties of Solaire comprise individuals, entities with significant influence over the Company, and associates. Solaire entered into multiple investment management agreements with said associates, pursuant to which Solaire will deliver investment management services.

See Related Parties under Note 28 in the notes to the financial statement for the year ended December 31, 2024 and 2023 for more information about transactions entered into with related parties.

Off-Balance Sheet Arrangements

During the periods presented, Solaire did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Estimates

Solaire’s financial statements have been prepared in accordance with IFRS as issued by the IASB. The preparation of these financial statements requires Solaire to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the reporting dates, as well as the reported income and expenses incurred during the reporting period. Management bases its estimates on historical experience and in various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying value of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to Solaire’s financial statements.

Solaire believes the accounting policies discussed in the notes to Solaire’s financial statements are critical to understanding Solaire’s historical and future performance, as these policies relate to more significant areas involving management’s judgments and estimates.

See Summary of Material Accounting Policies in Note 5 to the financial statements as of and for the years ended December 31, 2024 and 2023 for more information about Solaire’s material accounting policies.

Equity-accounted investees

In determining whether Solaire has significant influence, Solaire takes into account whether Solaire directly or indirectly holds 20% or more of the voting rights over the investee, whether Solaire participates in the board or other decision-making body equivalent thereto of the investees, or whether Solaire’s potential voting rights will affect these rights.

Although Solaire holds less than 20% of equity interests in investment fund, investments in such investees were classified as investments in associates as Solaire can exercise significant influence over financial and operating policy decisions as a general partner.

Financial Instruments – Fair values and risk management

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. Solaire uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period.

These valuation techniques use as much market observable information as possible and use the least amount of Solaire-specific information. At this time, if all the significant input variables required to measure the fair value are observable, the financial instruments are classified as Level 2. If more than one significant input variable is not based on observable market information, the item is included in Level 3.

The valuation techniques used to measure the fair value of a financial instrument include:

●	Market price or dealer price of a similar financial instrument

●	The fair value of derivative instruments is determined by discounting the amount to present value using the leading exchange rate as of the end of the reporting period

Quantitative and Qualitative Disclosures about Market Risk

Solaire’s operating activities expose itself to a variety of financial risks: credit risk and liquidity risk from which Solaire’s risk management program focuses on minimizing any adverse effects on its financial performance. Solaire operates financial risk management policies and programs that closely monitor and respond to each risk factor.

See Summary of Solaire’s financial risk management under Note 24 in the notes to the financial statements for the years ended December 31, 2024 and 2023 for more information.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the IASB or other standard setting bodies that are adopted by use as of the specified effective date. Unless otherwise discussed, Solaire believes that the impact of recently issued standards that are not yet effective will not have a material impact on Solaire’s financial statements upon adoption.

See Recent Accounting Pronouncements issued, not yet adopted in Note 5 Material accounting policies in the notes to the financial statement for the years ended December 31, 2024 and 2023 for more information about recent accounting pronouncements, the timing of their adoption and Solaire’s assessment, to the extent Solaire has made one, of their potential impact on Solaire’s financial condition and results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF APEITDA

References to the “Apeitda” refer to Apeitda Co., Ltd. The following discussion and analysis of Apeitda’s financial condition and results of operations should be read in conjunction with (in each case, included elsewhere herein): (i) Apeitda’s audited financial statements as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 (and related notes). Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Business Overview

Established in 2013, Apeitda Co., Ltd. (“Apeitda”)’s main business is a film production studio and is led by Jung Byung-gil and his brother Jung Byung-sik. Apeitda’s focus has been on action and thriller movies such as The Villainess and Carter which received recognition from Hollywood for its unique camerawork to create a sense of realism in action films.

Apeitda is actively involved in the film production business, producing both domestic and foreign movies. As a forward-thinking production company with a commitment to original ideas, Apeitda creates content that remains true to the fundamental values of entertainment and visual enjoyment. Apeitda’s portfolio includes films spanning various genres, from commercial blockbusters to independent features. Notably, Apeitda’s recent success in the box office was marked by the global streaming of the action film "Carter" on Netflix, solidifying its position as a production company capable of delivering world-class films.

Looking ahead, Apeitda has ambitious plans for numerous upcoming projects set to be streamed on global OTT channels like Amazon and Netflix. This strategic move reflects its dedication to further expanding its capabilities as a global film production studio.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), expressed in Korean Won.

Key Components of Statement of Operations

Apeitda’s reporting currency is the Korean Won and its operating results and cash flows have been translated to U.S. dollar using the following exchange rates that represent the average daily rate in place for the respective period:

●	At the period exchange rate as of December 31, 2024 of US$1.00 to KRW1,477.86 for the balance sheet;

●	At the average exchange rate for the year ended December 31, 2024 of US$1.00 to KRW1,363.44 for the statements of operations and cash flow;

●	At the average exchange rate for the year ended December 31, 2023 of US$1.00 to KRW 1,306.76 for the statements of operations and cash flow;

Results of Operations

A summary of Apeitda’s operating results is as follows:

Comparison of Years Ended December 31, 2024 and 2023

	Year Ended December 31, 2024			Year Ended December 31, 2023
	(In millions of Korean won and US dollar)
Income Statement:
Revenues	₩	18	$12,984	₩	90	$68,873
Cost of sales		-	-		(26)	(20,259)
Gross profit		18	12,984		64	48,614
Operating expenses		(346)	(253,314)		(321)	(245,456)
Operating profit (loss)		(328)	(240,330)		(257)	(196,842)
Other income (expense)		29	20,812		87	66,258
Loss before taxes		(299)	(219,518)		(170)	(130,584)
Income tax benefit (expense)		(8)	(5,557)		15	11,181
Net income (loss)	₩	(307)	$(225,075)	₩	(155)	$(119,403)

For the years ended December 31, 2024 and 2023, Apeitda’s operating income was driven by its content production segment, which realized revenues totalling Korean Won 18 million ($12,984) and Korean Won 90 million ($68,873) from settlement proceeds related to the secondary distribution rights of previously released films, respectively.

Apeitda’s gross profit has decreased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 46 million ($35,630), or 71.9% corresponding to a decrease in revenue of Korean Won 72 million ($55,889), or 80.0%.

For the years ended December 31, 2024 and 2023, Apeitda’s operating expenses are primarily driven by payroll and payroll related costs, depreciation expenses, commissions expenses and other bad debt expenses for both periods presented.

Apeitda’s operating expenses increased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 25 million ($7,858), or 7.8%. This is primarily attributable to a decrease in commission expenses of Korean Won 18 million ($13,654) associated with professional consulting fees, an increase in advertising expenses of Korean Won 20 million ($14,669) due to Apeitda’s marketing efforts, a decrease in entertainment expenses of Korean Won 13 million ($10,084), and an increase in impairment of prepayment of Korean Won 30 million ($22,003) which incurred due to the delay in completing the projects.

Apeitda typically takes approximately three years to complete a content project. Apeitda currently has no content projects in the production stage, but Apeitda may generate revenue from agreements Apeitda has entered into, or may enter into, with respect to Apeitda’s content project candidates, as well as content projects in production stage in the future. Apeitda’s ability to generate content revenues will depend on the successful development of its content project candidates.

Cash Flows

A summary of Apeitda’s operating, investing and financing cash flows prepared under IFRS is as follows:

Comparison of Years Ended December 31, 2024 and 2023

	Year Ended December 31, 2024			Year Ended December 31, 2023
	(In millions of Korean won and US dollar)
Net cash provided by (used in)
Operating activities	₩	(217)	$(158,979)	₩	(159)	$(121,559)
Investing activities		1	$924	₩	428	$327,256
Financing activities		(100)	$(73,344)	₩	(83)	$(63,439)
Effect of exchange rates on cash		-	$314	₩	-	$10
Net change in cash and cash equivalents	₩	(316)	$(231,085)	₩	186	$142,268

Net cash flows used in operating activities increased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 58 million ($37,420). This is primarily attributable to an increase in Apeitda’s net loss by Korean Won 151 million ($105,672) and a decrease in accounts receivable due to a decline in revenue of Korean Won 232 million ($176,851) for the year ended December 31, 2024. These effects were partially offset by an increase in cash inflows from an income tax refund by Korean Won 302 million ($230,616) and an increase in other bad debt expenses of Korean Won 30 million ($22,003).

Net cash flows provided by investing activities decreased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 427 million ($326,332). This was primarily attributable to a decrease in cash inflows from the disposal of short-term financial instruments by Korean Won 500 million ($382,626) and an acquisition of property, plant, and equipment of Korean Won 70 million ($53,874) for the year ended December 31, 2023, which did not recur in the year ended December 31, 2024.

Net cash flows used in financing activities increased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 17 million ($9,905). This is attributable to the repayment of long-term borrowings of Korean Won 17 million ($9,905).

Liquidity and Capital Resources

Historically, Apeitda’s sources of liquidity have been cash flows from the generation of net income. As of December 31, 2024, Apeitda had an aggregate cash balance of Korean Won 345 million ($233,132) and net working capital of Korean Won 223 million ($151,094).

Related Parties

The related parties of Apeitda comprise two of Apeitda’s Chief Executive Officers, who are also the shareholders of Apeitda, and other related parties. Apeitda entered into multiple agreements for leasing the office space and loans with related parties.

See Related Parties under Note 24 in the notes to the financial statement for the year ended December 31, 2024 and 2023 for more information about transactions entered into with related parties.

Off-Balance Sheet Arrangements

During the periods presented, Apeitda did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Estimates

Apeitda’s financial statements have been prepared in accordance with IFRS as issued by the IASB. The preparation of these financial statements requires Apeitda to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the reporting dates, as well as the reported income and expenses incurred during the reporting period. Management bases its estimates on historical experience and in various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying value of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to Apeitda’s financial statements.

Apeitda believes the accounting policies discussed in the notes to Apeitda’s financial statements are critical to understanding Apeitda’s historical and future performance, as these policies relate to more significant areas involving management’s judgments and estimates.

See Summary of Material Accounting Policies in Note 5 to the financial statements as of and for the years ended December 31, 2024 and 2023 for more information about Apeitda’s material accounting policies.

Measurement of defined benefit obligations: key actuarial assumptions

Apeitda’s net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets.

The calculation of defined benefit obligations is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a potential asset for Apeitda, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. To calculate the present value of economic benefits, consideration is given to any applicable minimum funding requirements.

Uncertain tax treatments

Apeitda establishes additional current tax liabilities for income taxes when, despite the belief that tax positions are fully supportable, there remain positions that do not meet the minimum probability threshold, which is a tax position that is more likely than not to be sustained upon examination by the applicable taxation authority. The impact of current tax liabilities for uncertain tax positions, as well as the related net interest and penalties, is included in income taxes in the statements of operations.

Quantitative and Qualitative Disclosures about Market Risk

Apeitda’s operating activities expose itself to a variety of financial risks: market risk, credit risk and liquidity risk from which Apeitda’s risk management program focuses on minimizing any adverse effects on its financial performance. Apeitda operates financial risk management policies and programs that closely monitor and respond to each risk factor.

See Summary of Apeitda’s financial risk management under Note 21 in the notes to the financial statements for the years ended December 31, 2024 and 2023 for more information.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the IASB or other standard setting bodies that are adopted by use as of the specified effective date. Unless otherwise discussed, Apeitda believes that the impact of recently issued standards that are not yet effective will not have a material impact on Apeitda’s financial position or results of operations adoption.

See Recent Accounting Pronouncements issued, not yet adopted in Note 5 Material accounting policies in the notes to the financial statement for the years ended December 31, 2024 and 2023 for more information about recent accounting pronouncements, the timing of their adoption and Apeitda’s assessment, to the extent Apeitda has made one, of their potential impact on Apeitda’s financial statements upon operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE LAMP

References to the “The Lamp” refer to The LAMP Co., Ltd. The following discussion and analysis of The Lamp’s financial condition and results of operations should be read in conjunction with (in each case, included elsewhere herein): (i) The Lamp’s audited financial statements as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 (and related notes). Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Business Overview

The Lamp Co., Ltd. is actively involved in the production of video content, encompassing both domestic and international films and dramas. The Lamp’s commitment to the video content industry is evident in its ongoing contributions through content planning, development, and production. Boasting top-tier hits in the history of the Korean box office, The Lamp has also garnered numerous awards for The Lamp work in both domestic and international realms.

Recent endeavors include a strategic focus on attracting investments and producing content for OTT streaming platforms such as Netflix and Wavve. Through these initiatives, The Lamp is consistently broadening the global reach of its content. Adapting to the dynamic landscape of the rapidly growing content industry, The Lamp currently possesses a diverse portfolio of intellectual properties (IPs), including musicals and novels. The Lamp’s dedication to enhancing content competitiveness is unwavering, as The Lamp continually expands its repertoire of IPs to meet the evolving demands of the market.

Established in 2003. Led by Park Un-kyoung, The Lamp is a film and TV series production studio specializing in thought-provoking yet commercially successful movies including ‘A Taxi Driver’, ‘Mal-Mo-E’ and ‘Samjin Company English Class’. A Taxi Driver, for example, achieved commercial success attracting 12.2 million viewers at the box office. The Lamp has received awards at various film festivals and awards for content quality, including Blue Dragon Awards, Baeksang Art Awards and Houston International Film Festival. One of her current projects includes Aema, a Netflix original series that is scheduled for release in 2025. In Netflix’s press release of September 11, 2023, it confirmed the production of its upcoming series Aema, a fictional comedy.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), expressed in Korean Won.

Key Components of Statement of Operations

The Lamp’s reporting currency is the Korean Won and its operating results and cash flows have been translated to U.S. dollar using the following exchange rates that represent the average daily rate in place for the respective period:

●	At the period exchange rate as of December 31, 2024 of US$1.00 to KRW1,477.86 for the balance sheet;

●	At the average exchange rate for the year ended December 31, 2024 of US$1.00 to KRW1,363.44 for the statements of operations and cash flow;

●	At the average exchange rate for the year ended December 31, 2023 of US$1.00 to KRW 1,306.76 for the statements of operations and cash flow;

Results of Operations

A summary of The Lamp’s operating results is as follows:

Comparison of Year Ended December 31, 2024 and 2023

	Year Ended December 31, 2024			Year Ended December 31, 2023
	(In millions of Korean won and US dollar)
Income Statement:
Revenues	₩	16,336	$11,981,495	₩	20,837	$15,945,434
Cost of sales		(15,024)	(11,018,875)		(19,509)	(14,929,569)
Gross profit		1,312	962,620		1,328	1,015,865
Operating expenses		(1,039)	(762,076)		(750)	(573,991)
Operating income		273	200,544		578	441,874
Other expense, net		(114)	(83,511)		(59)	(45,107)
Profit before taxes		159	117,033		519	396,767
Income tax benefit (expense)		(92)	(67,543)		19	14,386
Net income	₩	67	$49,490	₩	538	$411,153

For the year ended December 31, 2024 and 2023, The Lamp’s operating income was driven by its content production segment, which realized revenues totalling Korean Won 16,336 million ($11,981,495) and Korean Won 20,837 million ($15,945,434), respectively.

The Lamp’s gross profit has decreased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 15 million ($53,245), or 1.1%, corresponding to a decrease in revenue of Korean Won 4,501 million ($3,963,939), or 21.6%. This is attributable to a content project reached post-production stage during the year ended December 31, 2024, which was in the production stage during the year ended December 31, 2023, despite the initiation of a new project in May 2024. For the year ended December 31, 2024 and 2023, three of The Lamp’s customers account for 93.1% and 92.2%, respectively, of total revenue.

For the year ended December 31, 2024 and 2023, The Lamp’s operating expenses are primarily driven by payroll and payroll related costs, depreciation expenses, supplies expenses, commission expenses, and other bad debt expenses for both periods presented.

The Lamp’s operating expenses increased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 289 million ($188,085), or 38.5%. This is primarily attributable to other bad debt expense of Korean Won 242 million ($177,492) and losses on the disposal of property and equipment of Korean Won 40 million ($29,055) which did not occur for the year ended December 31, 2023.

Cash Flows

A summary of The Lamp’s operating, investing and financing cash flows is as follows:

Comparison of Years Ended December 31, 2024 and 2023

	Year Ended December 31, 2024			Year Ended December 31, 2023
	(In millions of Korean won and US dollar)
Net cash provided by (used in)
Operating activities	₩	(1,009)	$(740,194)	₩	876	$670,014
Investing activities		103	$75,887	₩	225	$172,125
Financing activities		(150)	$(110,198)	₩	(124)	$(94,517)
Net change in cash and cash equivalents	₩	(1,056)	$(774,505)	₩	977	$747,622

Net cash flows used in operating activities for the year ended December 31, 2024 was Korean Won 1,009 million ($740,194), compared to Korean Won 876 million ($670,014) of net cash flows provided by operating activities for the year ended December 31, 2023. This is primarily attributable to a decrease in contract liabilities related to in-progress content projects of Korean Won 2,636 million ($1,958,276), partially offset by a decrease in trade receivables of Korean Won 184 million ($137,184) as a major content project reached completion during the year ended December 31, 2024, an increase in income tax expenses of Korean Won 111 million ($81,929) and other bad debt expenses of Korean Won 137 million ($97,141).

Net cash flows provided by investing activities decreased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 122 million ($96,238). This is primarily attributable to a decrease in long-term investment securities collection of Korean Won 331 million ($253,576), partially offset by a decrease in leasehold deposit receivables of Korean Won 160 million ($118,941), an increase in collection of other deposits receivables of Korean Won 15 million ($10,645), and a decrease in long-term borrowings of Korean Won 20 million ($15,305).

Net cash flows used in financing activities increased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 26 million ($15,681). This is primarily attributable to the repayments made of short-term borrowings of Korean Won 30 million ($22,003).

Liquidity and Capital Resources

Historically, The Lamp’s sources of liquidity have been cash flows from the generation of net income. As of December 31, 2024, The Lamp had an aggregate cash balance of Korean Won 864 million ($584,580) and net working capital deficit of Korean Won 1,044 million ($706,621).

The Lamp intends to operate with its current cash on hand and the profits it anticipates earning in the future. The Lamp intends to expand its current business operations, including increasing drama and movie projects with global OTT and expanding its international footprint. The Lamp may need to borrow money or sell equity to finance its operations and planned growth.

The Lamp’s future capital requirements will depend on many factors, including its revenue growth rate, potential acquisitions, the timing and extent of spending to support future sales and marketing efforts. In order to finance these opportunities, The Lamp may need to raise additional financing. While there can be no assurances, if additional capital is required, The Lamp intends to raise such capital through operations or additional issuances of equity. If additional financing is required from outside sources, The Lamp may not be able to raise it on terms acceptable to it or at all. If The Lamp is unable to raise additional capital when desired, The Lamp’s business, results of operations and financial condition would be materially and adversely affected.

Related Parties

The related parties of The Lamp comprise the Chief Executive Officers of The Lamp, who is also the shareholder of The Lamp, and other related parties. The Lamp entered into multiple agreements for loans with related parties.

See Related Parties under Note 26 in the notes to the financial statement for the year ended December 31, 2024 and 2023 for more information about transactions entered into with related parties.

Off-Balance Sheet Arrangements

During the periods presented, The Lamp did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Estimates

The Lamp’s financial statements have been prepared in accordance with IFRS as issued by the IASB. The preparation of these financial statements requires The Lamp to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the reporting dates, as well as the reported income and expenses incurred during the reporting period. Management bases its estimates on historical experience and in various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying value of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to The Lamp’s financial statements.

The Lamp believes the accounting policies discussed in the notes to The Lamp’s financial statements are critical to understanding The Lamp’s historical and future performance, as these policies relate to more significant areas involving management’s judgments and estimates.

See Summary of Material Accounting Policies in Note 5 to the financial statements as of and for the years ended December 31, 2024 and 2023 for more information about The Lamp’s material accounting policies.

Measurement of defined benefit obligations: key actuarial assumptions

The Lamp’s net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets.

The calculation of defined benefit obligations is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a potential asset for The Lamp, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. To calculate the present value of economic benefits, consideration is given to any applicable minimum funding requirements.

Uncertain tax treatments

The Lamp establishes additional current tax liabilities for income taxes when, despite the belief that tax positions are fully supportable, there remain positions that do not meet the minimum probability threshold, which is a tax position that is more likely than not to be sustained upon examination by the applicable taxation authority. The impact of current tax liabilities for uncertain tax positions, as well as the related net interest and penalties, is included in income taxes in the statements of operations.

Quantitative and Qualitative Disclosures about Market Risk

The Lamp’s operating activities expose itself to a variety of financial risks: market risk, credit risk and liquidity risk from which The Lamp’s risk management program focuses on minimizing any adverse effects on its financial performance. The Lamp operates financial risk management policies and programs that closely monitor and respond to each risk factor.

See Summary of The Lamp’s financial risk management under Note 22 in the notes to the financial statements for the years ended December 31, 2024 and 2023 for more information.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the IASB or other standard setting bodies that are adopted by use as of the specified effective date. Unless otherwise discussed, The Lamp believes that the impact of recently issued standards that are not yet effective will not have a material impact on The Lamp’s financial statements upon adoption.

See Recent Accounting Pronouncements issued, not yet adopted in Note 5 Material accounting policies in the notes to the financial statement for the years ended December 31, 2024 and 2023 for more information about recent accounting pronouncements, the timing of their adoption and The Lamp’s assessment, to the extent The Lamp has made one, of their potential impact on The Lamp’s financial condition and results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BIDANGIL PICTURES

References to the “Bidangil” refer to Bidangil Pictures Co., Ltd. The following discussion and analysis of Bidangil’s financial condition and results of operations should be read in conjunction with (in each case, included elsewhere herein): (i) Bidangil’s audited financial statements as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 (and related notes). Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Business Overview

Bidangil Pictures Co., Ltd. (“Bidangil”) is engaged in the vibrant landscape of content production, covering a spectrum that includes both domestic and international movies and dramas. Distinguished by a world-class production sense and a highly efficient production system, Bidangil actively pursues innovation by venturing into diverse genres within the film industry. Many acclaimed directors play pivotal roles in shaping the landscape of K-content, and Bidangil stands out as an exceptional production studio, skillfully navigating the intersection of artistic quality and commercial success.

Established in 2005 and led by Kim, Soo Jin and Yoon, In Bum. Bidangil is a production studio that has produced over 10 movies including thrillers such as The Chaser and Korea’s first space-based sci-fi movie Space Sweepers which was released on Netflix. Bidangil has also been successful in discovering talented new directors, including Na Hongjin for The Chaser and Jo Sunghee for A Werewolf Boy and Space Sweepers. Bidangil also has created a distinctive portfolio of films with unique story lines and settings.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), expressed in Korean Won.

Key Components of Statement of Operations

Bidangil’s reporting currency is the Korean Won and its operating results and cash flows have been translated to U.S. dollar using the following exchange rates that represent the average daily rate in place for the respective period:

●	At the period exchange rate as of December 31, 2024 of US$1.00 to KRW1,477.86 for the balance sheet;

●	At the average exchange rate for the year ended December 31, 2024 of US$1.00 to KRW1,363.44 for the statements of operations and cash flow;

●	At the average exchange rate for the year ended December 31, 2023 of US$1.00 to KRW 1,306.76 for the statements of operations and cash flow;

Results of Operations

A summary of Bidangil’s operating results is as follows:

Comparison of Years Ended December 31, 2024 and 2023

	Year Ended December 31, 2024			Year Ended December 31, 2023
	(In millions of Korean won and US dollar)
Income Statement:
Revenues	₩	18,633	$13,665,823	₩	7,746	$5,927,700
Cost of sales		(17,447)	(12,796,273)		(7,070)	(5,410,029)
Gross profit		1,186	869,550		676	517,671
Operating expenses		(732)	(536,698)		(725)	(555,119)
Operating income (loss)		454	332,852		(49)	(37,448)
Other income (expense)		(92)	(67,313)		234	178,982
Profit before taxes		362	265,539		185	141,534
Income tax benefit(expense)		(4)	(2,737)		2	1,165
Net income	₩	358	$262,802	₩	187	$142,699

For the year ended December 31, 2024 and 2023, Bidangil’s operating income (loss) was driven by its content production segment, which realized revenues totalling Korean Won 18,633 million ($13,665,823) and Korean Won 7,746 million ($5,927,700), respectively.

Bidangil’s gross profit has increased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 510 million ($351,879), or 75.4%, corresponding to an increase in revenue of Korean Won 10,887million ($7,738,123), or 140.5%. This is attributable to an increase in media production revenue due to a new agreement initiated in August 2023. For the year ended December 31, 2024 and 2023, one of Bidangil Pictures’ customers accounts for 99.4% and 97.6%, respectively, of total revenue.

For the year ended December 31, 2024 and 2023, Bidangil’s operating expenses are primarily driven by payroll and payroll related costs, depreciation expenses, and commissions expenses for both periods presented.

Bidangil’s operating expenses increased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 7 million (decreased by $18,421 due to foreign exchange rate fluctuation), or 1.0%. This is primarily attributable to other bad debt expenses of Korean Won 21 million ($15,402), which did not occur in the year ended December 31, 2023, partially offset by a decrease in payroll and payroll related costs of Korean Won 10 million ($24,732).

Cash Flows

A summary of Bidangil’s operating, investing, and financing cash flows is as follows:

Comparison of Years Ended December 31, 2024 and 2023

	Year Ended December 31, 2024			Year Ended December 31, 2023
	(In millions of Korean won and US dollar)
Net cash provided by (used in)
Operating activities	₩	(1,401)	$(1,027,600)	₩	2,088	$1,598,066
Investing activities		1,417	$1,039,135	₩	1,293	$989,446
Financing activities		(2,291)	$(1,680,061)	₩	(685)	$(524,298)
Net change in cash and cash equivalents	₩	(2,275)	$(1,668,526)	₩	2,696	$2,063,214

Net cash flows used in operating activities for the year ended December 31, 2024 was Korean Won 1,401 million ($1,027,600), compared to Korean Won 2,088 million ($1,598,066) of net cash flows provided by operating activities for the year ended December 31, 2023. This is primarily attributable to a decrease in contract liabilities of Korean Won 12,366 million ($9,266,349) as one of the content projects are nearing completion, partially offset by an increase in net income by Korean Won 172 million ($120,103) and a decrease in prepaid expenses of Korean Won 8,236 million ($6,171,954).

Net cash flows provided by investing activities increased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 124 million ($49,689). This is attributable to a decrease in payments made for the purchase of short-term investment securities of Korean Won 4,932 million ($3,838,049) and an increase in the proceeds from short-term loans collected of Korean Won 953 million ($698,602), partially offset by a decrease in the proceeds from disposal of short-term investment securities of Korean Won 5,748 million ($4,480,155).

Net cash flows used in financing activities increased for the year ended December 31, 2024 as compared to the year ended December 31, 2023 by Korean Won 1,606 million ($1,155,763). This is primarily attributable to the purchase of treasury shares of Korean Won 2,000 million ($1,466,880), partially offset by a decrease in cash outflows from other current liabilities by Korean Won 400 million ($312,775).

Liquidity and Capital Resources

Historically, Bidangil’s sources of liquidity have been cash flows from the generation of net income. As of December 31, 2024, Bidangil had an aggregate cash balance of Korean Won 1,448 million ($980,123) and net working capital of Korean Won 2,078 million ($1,406,205).

Bidangil intends to operate with its current cash on hand and the profits it anticipates earning in the future. Bidangil intends to expand its current business operations, increasing drama and movie projects with global OTT and expanding its international footprint. Bidangil may need to borrow money or sell equity to finance its operations and planned growth.

Bidangil’s future capital requirements will depend on many factors, including its revenue growth rate, potential acquisitions, the timing and extent of spending to support future sales and marketing efforts. In order to finance these opportunities, Bidangil may need to raise additional financing. While there can be no assurances, if additional capital is required, Bidangil intends to raise such capital through operations or additional issuances of equity. If additional financing is required from outside sources, Bidangil may not be able to raise it on terms acceptable to it or at all. If Bidangil is unable to raise additional capital when desired, Bidangil’s business, results of operations and financial condition would be materially and adversely affected.

Related Parties

The related parties of Bidangil comprise two of Chief Executive Officers, who are also the shareholder of Bidangil. Bidangil entered into a loan agreement with two of Bidangil’s Chief Executive Officers.

See Related Parties under Note 25 in the notes to the consolidated financial statement for the year ended December 31, 2024 and 2023 for more information about transactions entered into with related parties.

Off-Balance Sheet Arrangements

During the periods presented, Bidangil did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Estimates

Bidangil’s consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB. The preparation of these financial statements requires Bidangil to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the reporting dates, as well as the reported income and expenses incurred during the reporting period. Management bases its estimates on historical experience and in various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying value of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to Bidangil’s consolidated financial statements.

Bidangil believes the accounting policies discussed in the notes to Bidangil’s consolidated financial statements are critical to understanding Bidangil’s historical and future performance, as these policies relate to more significant areas involving management’s judgments and estimates.

See Summary of Material Accounting Policies in Note 5 to the consolidated financial statements as of and for the years ended December 31, 2024 and 2023 for more information about Bidangil’s material accounting policies.

Uncertain tax treatments

Bidangil establishes additional current tax liabilities for income taxes when, despite the belief that tax positions are fully supportable, there remain positions that do not meet the minimum probability threshold, which is a tax position that is more likely than not to be sustained upon examination by the applicable taxation authority. The impact of current tax liabilities for uncertain tax positions, as well as the related net interest and penalties, is included in income taxes in the statements of operations.

Quantitative and Qualitative Disclosures about Market Risk

Bidangil’s operating activities expose itself to a variety of financial risks: market risk, credit risk and liquidity risk from which Bidangil’s risk management program focuses on minimizing any adverse effects on its financial performance. Bidangil operates financial risk management policies and programs that closely monitor and respond to each risk factor.

See Summary of Bidangil’s financial risk management under Note 22 in the notes to the consolidated financial statements for the years ended December 31, 2024 and 2023 for more information.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the IASB or other standard setting bodies that are adopted by use as of the specified effective date. Unless otherwise discussed, Bidangil believes that the impact of recently issued standards that are not yet effective will not have a material impact on Bidangil’s consolidated financial statements upon adoption.

See Recent Accounting Pronouncements issued, not yet adopted in Note 5 Material accounting policies in the notes to the consolidated financial statement for the years ended December 31, 2024 and 2023 for more information about recent accounting pronouncements, the timing of their adoption and Bidangil’s assessment, to the extent Bidangil has made one, of their potential impact on Bidangil’s consolidated financial condition and results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ANSEILEN

References to the “Anseilen” refers to Studio Anseilen Co., Ltd. The following discussion and analysis of Anseilen’s financial condition and results of operations should be read in conjunction with (in each case, included elsewhere herein)): (i) Anseilen’s audited financial statements as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 (and related notes). Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Business Overview

Studio Anseilen Co., Ltd. (“Anseilen”) is engaged in the video content production business, spanning movies and dramas, and including IP planning and development. Anseilen’s team comprises accomplished directors who have played key roles in shaping the landscape of K-drama, contributing invaluable expertise to the creation of global video content. Recognizing the evolving trends in the video content market that demand diversity, Anseilen strategically plans and develops new content, drawing on Anseilen’s extensive experience across various formats, including plays, classics, novels, foreign dramas, and documentaries.

In alignment with the global demand for content, Anseilen is actively working on projects slated for streaming on platforms such as Disney and Netflix. Anseilen’s upcoming productions aim to lead the way in the ever-changing landscape of video content trends. Through the independent directorial skills and the synergy derived from Studio Anseilen’s seasoned directors, Anseilen plans to spearhead the emergence of fresh and innovative video content.

Anseilen’s main business is production studio for multi-form TV series and movies. While it is a newly established entity (March 2023), it is led by Kyung-su Shin, Jun-Woo Park, Seung-Ho Kim, 3 top executive producers who worked for SBS, one of the leading Korean TV broadcasting channels. They have created some of Korea’s most famous dramas such as an adaptation of the webtoons taxi driver and other works such as the ‘First Responders’ and ‘Twenty-Five Twenty-One’.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), expressed in Korean Won.

Key Components of Statement of Operations

Anseilen’s reporting currency is the Korean Won and its operating results and cash flows have been translated to U.S. dollar using the following exchange rates that represent the average daily rate in place for the respective period:

●	At the period exchange rate as of December 31, 2024 of US$1.00 to KRW1,477.86 for the balance sheet;

●	At the average exchange rate for the year ended December 31, 2024 of US$1.00 to KRW1,363.44 for the statements of operations and cash flow;

●	At the average exchange rate for the year ended December 31, 2023 of US$1.00 to KRW 1,306.76 for the statements of operations and cash flow;

Results of Operations

A summary of Anseilen’s operating results is as follows:

Comparison of Year Ended December 31, 2024 and the Period from March 6, 2023 (inception) to December 31, 2023

	Year Ended December 31, 2024			For the Period from March 6, 2023 (inception) to December 31, 2023
	(In millions of Korean won and US dollar)
Statement of Profit or Loss
Operating expenses	₩	(219)	$(160,694)	₩	(348)	$(266,258)
Operating loss		(219)	(160,694)		(348)	(266,258)
Other income (expense)		(30)	(21,848)		-	232
Net loss	₩	(249)	$(182,542)	₩	(348)	$(266,026)

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023, Anseilen’s operating expenses consist of personnel-related expenses for administrative functions and expenses for outside professional services, including legal, audit and accounting services. Personnel-related expenses consist of salaries and severance.

Anseilen’s operating expenses decreased for the year ended December 31, 2024 as compared to the period from March 6, 2023 (inception) to December 31, 2023 by Korean Won 129 million ($105,563), or 37.1%. This is primarily attributable to a decrease in payroll and payroll-related costs of Korean Won 138 million ($111,619) due to a decrease in the number of employees supporting the internal multi-format TV series and film production team, partially offset by an increase in rent expenses by Korean Won 11 million ($7,539).

Cash Flows

A summary of Anseilen’s operating, investing, and financing cash flows is as follows:

Comparison of Year Ended December 31, 2024 and the Period from March 6, 2023 (inception) to December 31, 2023

	Year Ended December 31, 2024			For the period from March 6, 2023 (inception) to December 31, 2023
	(In millions of Korean won and US dollar)
Net cash provided by (used in)
Operating activities	₩	87	$63,690	₩	343	$262,482
Investing activities		(2)	(1,100)		(81)	(62,024)
Financing activities		-	-		14	10,672
Net change in cash and cash equivalents	₩	85	$62,590	₩	276	$211,130

Net cash flows provided by operating activities decreased for the year ended December 31, 2024 as compared to the period from March 6, 2023 (inception) to December 31, 2023 by Korean Won 256 million ($198,792).This is primarily attributable to an decrease in cash inflows of Korean Won 500 million ($398,531) from contract liabilities, partially offset by a decrease in Anseilen’s net loss by Korean Won of 99 million ($83,484) and an increase in cash inflows of Korean Won of 134 million ($109,733) from other non-current non-financial assets.

Net cash flows used in investing activities decreased for the year ended December 31, 2024 as compared to the period from March 6, 2023 (inception) to December 31, 2023 by Korean Won 79 million ($60,924). This is due to advances of leasehold deposit receivables of Korean Won 49 million ($37,162) and purchase of investment securities of Korean Won 30 million ($22,958) for the period from March 6, 2023 (inception) to December 31, 2023, which did not recur for the year ended December 31, 2024.

Net cash flows provided by financing activities decreased for the year ended December 31, 2024 as compared to the period from March 6, 2023 (inception) to December 31, 2023 by Korean Won 14 million ($10,672). This is primarily attributable to the proceeds received from the common shares issued, which did not recur for the year ended December 31, 2024.

Liquidity and Capital Resources

Historically, Anseilen’s sources of liquidity have been cash flows from the payments received from K Enter Holdings. In June 2024, Anseilen entered into the agreement with K Enter Holdings to receive payment totaling Korean Won 1,000 million ($676,654) by June 30, 2025. Also, Anseilen has received totaling Korean Won 500 million ($338,327) has been received and the remaining Korean Won 500 million ($338,327) will be received before June 30, 2025. As of December 31, 2024, Anseilen had an aggregate cash balance of Korean Won 361 million ($244,430) and net working capital of Korean Won 337 million ($228,139).

Anseilen intends to operate with its current cash on hand and the profits it anticipates earning in the future. Anseilen intends to expand its current business operations, including providing additional offerings such as producing intellectual property rights of K-Drama and expand its international footprint. Anseilen may need to borrow money or sell equity to finance its operations and planned growth.

Anseilen’s future capital requirements will depend on many factors, including its revenue growth rate, potential acquisitions, the timing and extent of spending to support future sales and marketing efforts. In order to finance these opportunities, Anseilen may need to raise additional financing. While there can be no assurances, if additional capital is required, Anseilen intends to raise such capital through operations or additional issuances of equity. If additional financing is required from outside sources, Anseilen may not be able to raise it on terms acceptable to it or at all. If Anseilen is unable to raise additional capital when desired, Anseilen’s business, results of operations and financial condition would be materially and adversely affected.

Related Parties

The related parties of Anseilen comprise shareholders of the Company and other related parties.

See Related Parties under Note 22 in the notes to the financial statement for the year ended December 31, 2024 and for the period from March 6, 2023 (inception) to December 31, 2023 for more information about transactions entered into with related parties.

Off-Balance Sheet Arrangements

During the period presented, Anseilen did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Estimates

Anseilen’s financial statements have been prepared in accordance with IFRS as issued by the IASB. The preparation of these financial statements requires Anseilen to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the reporting date, as well as the reported income and expenses incurred during the reporting period. Management bases its estimates on historical experience and in various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying value of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to Anseilen’s financial statements.

Anseilen believes the accounting policies discussed in the notes to Anseilen’s financial statements are critical to understanding Anseilen’s historical and future performance, as these policies relate to more significant areas involving management’s judgments and estimates.

See Summary of Material Accounting Policies in Note 5 to the financial statements as of and for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 for more information about Anseilen’s significant accounting policies.

Measurement of defined benefit obligations: key actuarial assumptions

Anseilen’s net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets.

The calculation of defined benefit obligations is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a potential asset for Anseilen, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. To calculate the present value of economic benefits, consideration is given to any applicable minimum funding requirements.

Quantitative and Qualitative Disclosures about Market Risk

Anseilen’s operating activities expose itself to a variety of financial risks: market risk, credit risk and liquidity risk from which Anseilen’s risk management program focuses on minimizing any adverse effects on its financial performance. Anseilen operates financial risk management policies and programs that closely monitor and respond to each risk factor.

See Summary of Anseilen’s financial risk management under Note 19 in the notes to the financial statements for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 for more information.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the IASB or other standard setting bodies that are adopted by use as of the specified effective date. Unless otherwise discussed, Anseilen believes that the impact of recently issued standards that are not yet effective will not have a material impact on Anseilen’s financial statements upon adoption.

See Recent Accounting Pronouncements issued, not yet adopted in Note 5 Material accounting policies in the notes to the financial statement for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 for more information about recent accounting pronouncements, the timing of their adoption and Anseilen’s assessment, to the extent Anseilen has made one, of their potential impact on Anseilen’s financial condition and results of operations.